UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Walsh, Kevin J.
   2549 Medcliffe Road
   Santa Barbara, CA  93109
   US
2. Issuer Name and Ticker or Trading Symbol
   Mercury Air Group, Inc.
   MAX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |3/18/9|M   | |6,100             |A  |1.491      |                   |D     |N/A                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/18/9|S   | |6,100             |D  |8.937      |                   |D     |N/A                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/19/9|M   | |3,900             |A  |1.491      |                   |D     |N/A                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/19/9|S   | |3,900             |D  |8.75       |161,500*           |D     |N/A                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Common Stock Purchase |1.491   |3/18/|M   | |6,100      |D  |4/9/9|4/9/0|Common Stock|6,100  |       |            |D  |N/A         |
Option                |        |98   |    | |           |   |1    |1    |            |       |       |            |   |            |
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Common Stock Purchase |1.491   |3/19/|M   | |3,900      |D  |4/9/9|4/9/0|Common Stock|3,900  |       |161,500*    |D  |N/A         |
Option                |        |98   |    | |           |   |1    |1    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* Includes 10,250 shares issuable upon exercise of outstanding option
SIGNATURE OF REPORTING PERSON
Kevin J. Walsh
DATE
April 1, 1998